Delta Apparel Reports Fiscal 2016 Fourth Quarter and Year-End Results
Sales growth, margin expansion, and completion of manufacturing realignment mark quarter

GREENVILLE, SC - November 29, 2016-Delta Apparel, Inc. (NYSE MKT: DLA) today reported that all of its businesses, with the exception of Junkfood, experienced sales growth during the fourth quarter ended October 1, 2016. For comparison purposes, the 2016 fourth quarter comprised 13 weeks while the prior year fourth quarter included an additional 14th week because fiscal year 2015 was a 53-week year. Net sales for the 13-week fiscal 2016 fourth quarter were $114.4 million, compared to $120.2 million in the prior year’s 14-week fourth quarter. Removing the additional week in the prior year, net sales in the fiscal 2016 fourth quarter exceeded those in the comparable 2015 period by 2.5%.

While 2016 fourth quarter operating margins were on par with the prior year quarter, earnings were impacted by costs associated with the recently completed manufacturing realignment that reduced 2016 fourth quarter earnings by $0.11 per diluted share, to the reported $0.29 per diluted share. Excluding these costs, fourth quarter 2016 earnings were $0.40 per diluted share. In comparison to the prior year quarter’s reported earnings of $0.53 per diluted share, current quarter earnings are hindered by the approximately $0.15 impact of this quarter’s shorter sales period and tax expense versus the prior year quarter’s additional week of sales and tax benefit.

Gross margins for the fourth quarter were 20.9% compared to 21.9% in the prior year quarter; however, the current year includes costs associated with the Company’s manufacturing realignment, which lowered gross margins by 80 basis points. Gross margins, excluding the $0.9 million in manufacturing realignment costs included in cost of goods sold, expanded in both the Company’s basics and branded segments. A shift to a higher mix of basics sales resulted in the slight decline in margins overall for the quarter. The Company achieved gross margin expansion throughout fiscal year 2016 and anticipates this trend to continue and strengthen in fiscal year 2017, as the benefits from the completed manufacturing realignment are realized.

For the 52-week 2016 fiscal year, net sales were $425.2 million compared to $449.1 million in the 53-week 2015 fiscal year. Net sales in fiscal year 2016 declined 0.5% from the prior year, when adjusting the prior year for the additional week of sales, the sale of The Game business and the discontinued Kentucky Derby licensed business for which the Company did not seek renewal. Operating profit in fiscal year 2016 was $16.3 million, or $19.2 million after adding back the $2.8 million of realignment-related expenses (including $1.1 million in cost of goods sold and $1.7 million in restructuring costs). This is a significant improvement over the prior year operating profit of $16.1 million, or $10.5 million after excluding the gain on the sale of The Game business in the second quarter of fiscal 2015.

Earnings per diluted share for the 2016 fiscal year were reported at $1.12. After adding back the impact of the manufacturing realignment, earnings per share were $1.41. The prior year’s $1.00 earnings per diluted share included $0.43 of gain on the sale of The Game. Excluding this gain, the prior year earnings were $0.57 per diluted share.

Basics Segment Review
Net sales in the basics segment were $73.7 million in the 13-week fiscal 2016 fourth quarter compared to $74.4 million in the 14-week prior year quarter. Adjusting for the additional week of sales in the prior year quarter, net sales grew 6.7% in the fiscal 2016 fourth quarter, with sales increasing 5% in Activewear and 34% in Art Gun. Activewear continued its high growth within fashion basics, seeing sales nearly double in the current quarter compared to the prior year. Private label programs also continued to expand, adding to the sales growth. Art Gun continued its rapid growth driven by its expanded customer base and new product lines with existing customers. Recently the Company significantly expanded production capacity at Art Gun, which should provide an avenue for continued strong growth, particularly as we enter the high-demand holiday season. Gross margins expanded 440 basis points in fiscal year 2016 compared to the prior year, and expanded 480 basis points when adjusted for the manufacturing realignment expenses in the 2016 fiscal year.

Branded Segment Review
Net sales in the branded segment were $40.7 million in the fiscal 2016 fourth quarter. Although nearly all branded segment businesses exceeded the prior year sales after adjusting for the additional week in the 2015 fourth quarter, total net sales declined $5.2 million from the prior year sales of $45.8 million. The decline was due primarily to a $5.3 million decrease at Junkfood, resulting from the impact of the additional week of sales in the prior year coupled with the soft retail environment that affected all channels of distribution. After reducing the prior year quarter for the additional sales week, Salt Life sales grew 20% over the prior year quarter, attaining 27% growth for the full year. Strong demand for the Salt Life brand continued with good sell-through of its spring line driving reorders and robust initial fall shipments. Sales on www.saltlife.com grew 66% in the quarter and 71% for the full year. The Salt Life flagship store in Jacksonville, Florida, in operation for five years now, continues to increase its sales, with growth of nearly 20% in fiscal year 2016 over the prior year. Soffe grew net sales in the 2016 fourth quarter, and after adjusting for the additional week in the prior year, increased sales by 8% sales. The Soffe growth was driven by expansion in the strategic sporting goods and e-retailer channels. The Soffe business-to-business ecommerce site, which we re-launched in May 2016, is driving additional business, with sales up 5% in the fourth quarter and up 16% during the second half of the fiscal year. Gross margins in the branded segment were up 20 basis points in the 2016 fourth quarter and down 60 basis points for the full 2016 year from the prior year.

Robert W. Humphreys, Delta Apparel, Inc.’s Chairman and Chief Executive Officer, commented, “We are pleased with our fourth quarter financial and operational results, and are excited about what our accomplishments mean for the future of the Company. Over the last two years we have taken decisive action to reduce our fixed cost structure, streamline our business operations, and lower our production costs. By focusing on key growth areas, we successfully navigated through a tough retail environment and our fourth quarter highlights the momentum we have headed into fiscal year 2017.”

“During our fourth quarter, we fully implemented our manufacturing realignment at a cost of about $0.01 per share less than we originally anticipated. We expect the lower cost inventory that is now being produced at our manufacturing facilities to begin positively impacting our margins towards the end of our fiscal 2017 second quarter. We continue to expand our output, which should allow for inventory levels that better support our growing catalog business this spring. We are also producing open-width fabrics, and are meeting our $2 million cost savings goals for this initiative.”

“Salt Life is expanding its presence on the West Coast, with the opening of the Salt Life retail store in San Clemente, California. We have leased a location in Huntington Beach and anticipate opening this store in early calendar 2017. Salt Life’s flagship Jacksonville, Florida store has performed beyond expectations over the past five years and its nearly 20% sales growth this year is a tremendous achievement for any apparel retailer in the current environment. We recently completed the acquisition of Coast Apparel, a young brand with high growth potential similar to Salt Life and Art Gun. We are excited about Coast’s geographic versatility across regional markets, which we believe can be leveraged using the strength of Delta’s infrastructure and expertise. Coast products are principally sold direct-to-consumer through its ecommerce site and two South Carolina retail stores. We look forward to growing this brand in the coming years.”

“Although we anticipate the retail environment will continue to be a challenge in fiscal 2017, we can see that our strategic initiatives completed in the past year have created momentum that we expect to result in sales growth, expanded margins and higher profits in fiscal 2017 and beyond.”

Conference Call
The Company will hold a conference call with senior management to discuss its financial results at 8:30 a.m. ET today. The Company invites you to join the call by dialing 800-378-6710. If calling from outside the United States, please dial 719-325-2182. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through December 29, 2016. To access the telephone replay, participants should dial toll-free 844-512-2921. International callers can dial 412-317-6671. The access code for the replay is 2005397.

Use of Non-GAAP Measures
In an effort to provide investors with additional information regarding the Company's results as determined by GAAP, the Company also provides non-GAAP information that management believes is useful to investors. The Company discusses adjusted net sales, adjusted gross margins, adjusted operating income, and adjusted earnings per diluted share as performance measures because management uses these measures in evaluating the Company's underlying performance on a consistent basis across periods. Management also believes these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company's recurring performance. These non-GAAP measures can be calculated using the information in this press release. These non-GAAP measures have limitations as analytical tools, and securities analysts, investors and other interested parties should not consider any of these non-GAAP measures in isolation or as a substitute for analysis of the Company's results as reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

About Delta Apparel, Inc.
Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, Salt Life, LLC and Art Gun, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of lifestyle basic and branded activewear apparel, headwear and related accessories. The Company specializes in selling casual and athletic products across distribution tiers, including specialty stores, boutiques, department stores, mid-tier and mass chains, and the U.S. military. The Company’s products are made available direct-to-consumer on its websites at www.soffe.com, www.junkfoodclothing.com, www.saltlife.com, www.coastapparel.com and www.deltaapparel.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,700 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward Looking Statements
Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the volatility and uncertainty of cotton and other raw material prices; the general U.S. and international economic conditions; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; the competitive conditions in the apparel and textile industries; the inability to successfully implement certain strategic initiatives; our ability to predict or react to changing consumer preferences or trends; pricing pressures and the implementation of cost reduction strategies; changes in the economic, political and social stability of our offshore locations; our ability to retain key management; the effect of unseasonable weather conditions on purchases of our products; significant changes in our effective tax rate; restrictions on our ability to borrow capital or service our indebtedness; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; the volatility and uncertainty of energy and fuel prices; material disruptions in our information systems related to our business operations; data security or privacy breaches; significant interruptions within our distribution network; changes in or our ability to comply with safety, health and environmental regulations; significant litigation in either domestic or international jurisdictions; the ability to protect our trademarks and other intellectual property; the ability to obtain and renew our significant license agreements; the impairment of acquired intangible assets; changes in ecommerce laws and regulations; changes to international trade regulations; changes in employment laws or regulations or our relationship with our employees; cost increases and reduction in future profitability due to recent healthcare legislation; foreign currency exchange rate fluctuations; violations of manufacturing or employee safety standards, labor laws, or unethical business practices by our suppliers and independent contractors; the illiquidity of our shares; price volatility in our shares and the general volatility of the stock market; and the costs required to comply with the regulatory landscape regarding public company governance and disclosure; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. Further, any forward-looking statements are made only as of the date of this press release and we do not undertake to publicly update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

Company Contact:
Deborah Merrill
Chief Financial Officer
(864) 232-5200 x6620

Investor Relations Contact:
Sally Wallick, CFA
(404) 806-1398
investor.relations@deltaapparel.com

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended		Twelve Months Ended
	Oct 1, 2016	Oct 3, 2015	Oct 1, 2016	Oct 3, 2015

Net Sales	$114,366	$120,194	$425,249	$449,142
Cost of Goods Sold	90,458	93,920	331,750	360,823
Gross Profit	23,908	26,274	93,499	88,319

Selling, General and Administrative	20,258	21,265	76,578	81,086
Change in Fair Value of Contingent Consideration	-	-	(600)	(500)
Gain on Sale of Business	-	-	-	(7,704)
Restructuring Costs	78	-	1,741	-
Other Income, Net	(375)	(102)	(552)	(682)
Operating Income	3,947	5,111	16,332	16,119

Interest Expense, Net	1,277	1,474	5,287	6,021

Income Before Provision for (Benefit from) Income Taxes	2,670	3,637	11,045	10,098

Provision for (Benefit from) Income Taxes	365	(603)	2,081	2,005

Net Income	$2,305	$4,240	$8,964	$8,093

Weighted Average Shares Outstanding
Basic	7,695	7,839	7,726	7,874
Diluted	8,004	8,058	7,979	8,080

Net Income per Common Share
Basic	$0.30	$0.54	$1.16	$1.03
Diluted	$0.29	$0.53	$1.12	$1.00

		Oct 1, 2016	Oct 3, 2015

Current Assets
Cash		$397	$300
Receivables, Net		63,609	62,741
Income Tax Receivable		86	-
Inventories, Net		164,247	148,372
Prepaids and Other Assets*		4,145	2,844
Total Current Assets		232,484	214,257

Noncurrent Assets
Property, Plant & Equipment, Net		43,503	39,653
Goodwill and Other Intangibles, Net		57,651	58,891
Deferred Income Taxes		5,246	7,294
Other Noncurrent Assets*		5,768	4,808

Total Noncurrent Assets	112,168	110,646

Total Assets	$344,652	$324,903

Current Liabilities
Accounts Payable and Accrued Expenses*	$73,101	$74,345
Income Tax Payable	-	87
Current Portion of Long-Term Debt	9,192	8,340
Total Current Liabilities	82,293	82,772

Noncurrent Liabilities
Long-Term Debt	106,603	93,872
Other Noncurrent Liabilities*	3,741	3,760
Total Noncurrent Liabilities	110,344	97,632

Shareholders' Equity	152,015	144,499

Total Liabilities and Shareholders' Equity	$344,652	$324,903

*Certain amounts have been corrected in the prior year balance sheets to conform to the classification of those balances as of October 1, 2016.